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                            JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                            303 Peachtree Street, N.E.
                           Atlanta, Georgia  30308-3242


                                  April 24, 1998


1st Franklin Financial Corporation
213 East Tugalo Street
P.O. Box 880
Toccoa, Georgia  30577

                Re:  1st Franklin Financial Corporation
                     Form S-2 Registration Statement
                     File No.  333-447515
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Gentlemen:

     We have acted as special counsel to 1st Franklin Financial Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $20,000,000 in aggregate principal amount of Variable Rate Subordinated Debentures, Series I ("Subordinated Debentures") to be issued pursuant to an Indenture, dated as of October 31, 1984, between the Company and First National Bank of Gainesville, as Trustee, (as amended by the Agreement of Resignation, Appointment and Acceptance dated as of May 28, 1993 among the Company, First National Bank of Gainesville, and Columbus Bank and Trust Company, and as further amended by the Modification of Indenture dated as of March 30, 1995 among the Company, Columbus Bank and Trust Company and Synovus Trust Company, as successor trustee (the "Trustee")(as so amended and modified, the "Indenture"), and to be sold by the Company from time to time pursuant to the above-referenced registration statement (the "Registration Statement").

    We have reviewed the Company's Restated Articles of Incorporation and amendments thereto, the Company's Bylaws and its corporate proceedings as disclosed by its minute book, the Indenture and the form of Variable Rate Subordinated Debenture, and have reviewed the Registration Statement. We have examined such other documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon and subject to the satisfaction of the conditions described below, we are of the opinion that:
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     The Subordinated Debentures have been duly authorized and, when duly executed, authenticated and delivered to and paid for by the purchasers thereof, will be valid and binding obligations of the Company.

     This opinion is subject to the satisfaction of the following conditions:

     (a) The due execution, authentication and delivery of the Subordinated Debentures in accordance with the terms of the Indenture and the sale of the Subordinated Debentures by the Company in accordance with the terms of the Indenture and in accordance with the authorization of its Board of Directors; and

     (b) The due execution, authentication and delivery of the Subordinated Debentures to the purchasers thereof and their payment therefor.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to our name under the caption "Legal Opinion" in the Registration Statement.

                                            Very truly yours,

                                            /s/ JONES, DAY, REAVIS & POGUE

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